Filed Pursuant to Rule 433

Registration No. 333-275865

March 5, 2026

Baker Hughes Holdings LLC

Baker Hughes Co-Obligor, Inc.

Pricing Term Sheet

$500,000,000 4.050% Senior Notes due 2029

$1,250,000,000 4.350% Senior Notes due 2031

$750,000,000 4.650% Senior Notes due 2033

$2,000,000,000 5.000% Senior Notes due 2036

$2,000,000,000 5.850% Senior Notes due 2056

The information in this pricing term sheet supplements Baker Hughes Holdings LLC and Baker Hughes Co-Obligor, Inc.’s preliminary prospectus supplement dated March 4, 2026 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuers:	Baker Hughes Holdings LLC Baker Hughes Co-Obligor, Inc.

Guarantor:	The notes will be fully and unconditionally guaranteed by Baker Hughes Company, the sole indirect parent of the Issuers.

Title of Securities:

4.050% Senior Notes due 2029 (the “2029 Notes”)

4.350% Senior Notes due 2031 (the “2031 Notes”)

4.650% Senior Notes due 2033 (the “2033 Notes”)

5.000% Senior Notes due 2036 (the “2036 Notes”)

5.850% Senior Notes due 2056 (the “2056 Notes”)

Anticipated Ratings (Moody’s/ S&P)*:	A3 / A

Trade Date:	March 5, 2026

Settlement Date**:	March 11, 2026 (T+4)

Security Type:	SEC Registered

Maturity Date:	March 11, 2029 for the 2029 Notes June 15, 2031 for the 2031 Notes June 15, 2033 for the 2033 Notes June 15, 2036 for the 2036 Notes June 15, 2056 for the 2056 Notes

Principal Amount:	$500,000,000 for the 2029 Notes $1,250,000,000 for the 2031 Notes $750,000,000 for the 2033 Notes $2,000,000,000 for the 2036 Notes $2,000,000,000 for the 2056 Notes

Coupon:	4.050% for the 2029 Notes 4.350% for the 2031 Notes 4.650% for the 2033 Notes 5.000% for the 2036 Notes 5.850% for the 2056 Notes

Interest Payment Dates:	Semi-annually on March 11 and September 11 of each year, beginning September 11, 2026 for the 2029 Notes Semi-annually on June 15 and December 15 of each year, beginning June 15, 2026 for the 2031 Notes, the 2033 Notes, the 2036 Notes and the 2056 Notes

Benchmark Treasury:

UST 3.500% due February 15, 2029 for the 2029 Notes

UST 3.500% due February 28, 2031 for the 2031 Notes

UST 3.750% due February 28, 2033 for the 2033 Notes

UST 4.125% due February 15, 2036 for the 2036 Notes

UST 4.625% due November 15, 2055 for the 2056 Notes

Benchmark Treasury Price and Yield:	99-21 ¾; 3.615% for the 2029 Notes 98-29 ¼; 3.741% for the 2031 Notes 98-28+; 3.933% for the 2033 Notes 99-26+; 4.146% for the 2036 Notes 97-28+; 4.758% for the 2056 Notes

Spread to Benchmark Treasury:	+45 bps for the 2029 Notes +65 bps for the 2031 Notes +75 bps for the 2033 Notes +90 bps for the 2036 Notes +110 bps for the 2056 Notes

Yield to Maturity:	4.065% for the 2029 Notes 4.391% for the 2031 Notes 4.683% for the 2033 Notes 5.046% for the 2036 Notes 5.858% for the 2056 Notes

Public Offering Price:

99.958% of the principal amount for the 2029 Notes

99.815% of the principal amount for the 2031 Notes

99.805% of the principal amount for the 2033 Notes

99.643% of the principal amount for the 2036 Notes

99.898% of the principal amount for the 2056 Notes

Aggregate Net Proceeds (after the underwriting discounts but before expenses):	$6,451,710,000

Optional Redemption:	Redeemable at any time before the applicable “Par Call Date” (as set out in the table below), at a redemption price equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming the notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable “Make-Whole Spread” (as set out in the table below) less (b) interest accrued to the date of redemption, and

(ii)100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

In the case of the 2029 Notes, 2031 Notes, 2033 notes, 2036 Notes and 2056 Notes, redeemable at any time on or after the applicable Par Call Date in an amount equal to the principal amount of the notes to be redeemed plus accrued and unpaid interest.

	Series 2029 Notes 2031 Notes 2033 Notes 2036 Notes 2056 Notes	Par Call Date February 11, 2029 May 15, 2031 April 15, 2033 March 15, 2036 December 15, 2055	Make-Whole Spread 10 basis points 10 basis points 15 basis points 15 basis points 20 basis points

Special Mandatory Redemption:	If (i) Chart Merger is not consummated on or before the later of (x) July 28, 2026 and (y) the date that is five business days after the Outside Date (as defined in the Merger Agreement), (ii) prior to the Outside Date, the Merger Agreement is terminated or (iii) the BHH LLC notifies the Trustee under the indenture that Baker Hughes will not pursue consummation of the Chart Merger, then BHH LLC will be required to redeem all the notes, at a redemption price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

CUSIP / ISIN:	2029 Notes: 05724BAL3 / US05724BAL36 2031 Notes: 05724BAM1 / US05724BAM19 2033 Notes: 05724BAN9 / US05724BAN91 2036 Notes: 05724BAP4 / US05724BAP40 2056 Notes: 05724BAQ2 / US05724BAQ23

Joint Global Coordinators and Joint Book-Running Managers:	Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Passive Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. HSBC Securities (USA) Inc. MUFG Securities Americas Inc. UniCredit Capital Markets LLC

Senior Co-Managers:	BNP Paribas Securities Corp. SG Americas Securities, LLC Standard Chartered Bank

Co-Managers:

Intesa Sanpaolo IMI Securities Corp.

RBC Capital Markets, LLC

BBVA Securities Inc.

Academy Securities, Inc.

Siebert Williams Shank & Co., LLC

The Standard Bank of South Africa Limited

Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**

The issuers expect that delivery of the notes will be made to investors on March 11, 2026, which will be the fourth business day following the date hereof (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial trade date of the notes will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

The issuers have filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuers’ prospectus in that registration statement and any other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (i) Goldman Sachs & Co. LLC at 1-866-471-2526, (ii) Morgan Stanley & Co. LLC at 1-866-718-1649, (iii) Citigroup Global Markets Inc. at 1-800-831-9146, (iv) Deutsche Bank Securities Inc. at 1-800-503-4611 or (v) J.P. Morgan Securities LLC at 1-212-834-4533.

The Standard Bank of South Africa Limited and any other non-U.S. registered broker-dealer will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.